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                                                                    EXHIBIT 99.1

[OCEANEERING INTERNATIONAL, INC. LETTERHEAD]


          OCEANEERING APPOINTS ERNST & YOUNG LLP AS INDEPENDENT AUDITOR

June 24, 2002 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) announced today that its Board of Directors has appointed Ernst & Young LLP as its independent auditor for 2002.

The firm replaces Arthur Andersen LLP effective immediately and will review the Company's consolidated financial statements for the quarter ended June 30, 2002. The appointment of Ernst & Young was made after careful consideration by the Board of Directors, its Audit Committee and management of the Company, and concludes an extensive evaluation process.

John Huff, Chairman and Chief Executive Officer, stated, "Arthur Andersen has provided us with high-quality audit services for more than 30 years, and we appreciate the high standard of professionalism and excellent work they have performed during this tenure. However, after a thorough evaluation of several audit firms, the Board concluded that Ernst & Young would bring the best combination of service and smooth transition to Oceaneering. We look forward to working with Ernst & Young in their role as our independent auditors."

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. The Company's services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com


PR 829